Alpha Natural Resources, Inc.
FOR IMMEDIATE RELEASE

Alpha Natural Resources Issues Updated Guidance for 2008;
Subsidiary to Close Whitetail Kittanning Mine

ABINGDON, Va., December 3, 2008—Due to recent market developments, Alpha Natural Resources, Inc. (NYSE: ANR) is updating its production and financial guidance for the full year 2008. Separately, the company announced that its subsidiary, Kingwood Mining Company, LLC, plans to cease coal mining operations at the Whitetail Kittanning mining complex in Preston County, W. Va., at the end of December.

2008 Guidance

Recent efforts by steel producers to match production capacity to declining demand for steel products have prompted them to reduce their raw material requirements. In some instances, customers have sought to delay scheduled metallurgical coal shipments. The company estimates that fourth-quarter shipments of metallurgical coal will be reduced by approximately 500,000 tons due to deferments initiated by customers.

Also, the overall deterioration of the steel markets has in one instance led a customer to seek to reopen 2009 contract negotiations. Alpha believes the outlook for metallurgical coal sales shipments and pricing will remain uncertain until such time as the financial markets begin improving and economic activity shows tangible signs of recovery.

Other factors impacting Alpha’s revised guidance include the following fourth quarter events:

•	an estimated $35 million pretax charge related to closing the Whitetail Kittanning mine complex, in addition to lost production (see below);
•
a pre-tax charge of approximately $31 million, based on current pricing, which is the result of mark-to-market accounting adjustments for derivative instruments, mainly diesel fuel swaps and put options that have declined in value; and

•	approximately $60 million in net proceeds from the termination of the planned merger with Cliffs Natural Resources in November.

At this time, Alpha is updating certain elements of guidance for the full year 2008 that the company originally provided on July 29:

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2008 Target	July 29 Estimate	New Estimate
Production (produced & processed)	24.5 – 25.0 million tons	23.5 – 23.8 million tons
Purchased coal	5.0 – 5.5 million tons	4.6 – 4.9 million tons
Cost of coal sales	Produced/processed: $56 - $57 Purchased: $71.47 - $72.47	Produced /processed:$58 - $59 Purchased: $76 - $78
Coal revenues	$2.2 billion - $2.4 billion	$2.20 billion to $2.26 billion
DD&A	$175 million - $185 million	$175 million - $180 million
Income tax rate	21% - 23%*	Unchanged
Net income	$230 million - $270 million	$175 million - $185 million
EBITDA**	$490 million - $540 million	$410 million - $425 million
Capital expenditures	$145 million - $155 million	$130 million - $140 million

*Excludes $20.2 million benefit from tax valuation allowance reversal for full year 2008.
**A reconciliation of EBITDA to net income targets is included at the end of this news release.

Liquidity Update

As of the end of November, Alpha had available liquidity of close to $1 billion including cash and cash equivalents of approximately $700 million. Total debt outstanding at the end of November was approximately $521 million, with maturity dates ranging from October 2012 to April 2015.

“Companies that maintain strong balance sheets and use a disciplined approach to capital investments will find opportunities in this environment,” said Mike Quillen, Alpha’s chairman and CEO. “Over the last 30 years we’ve all seen what effect overproducing has on an industry in a downturn, particularly when end customers are rationalizing their own production. In this type of environment it’s an advantage to be able to respond quickly and decisively to evolving conditions. Our primary focus, as always, will be to sustain our margins and preserve positive cash flow.”

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Whitetail Kittanning Mine Closure

The Whitetail mine complex will stop producing coal at the end of December. The mine produced 1.5 million tons of coal in 2007 while production this year is expected to be about 1.1 million tons.

The decision to close the Whitetail mine, an adjacent coal preparation plant and other ancillary facilities resulted from adverse geologic conditions and regulatory requirements that rendered the coal seam unmineable at this location. The adverse conditions include deteriorating roof conditions despite Kingwood’s deployment of all feasible roof support systems.

Two of the mine’s four production sections have been under closure orders from the federal Mine Safety and Health Administration and the West Virginia Office of Miners’ Health Safety and Training since a methane ignition event Nov. 3 and a roof fall the following week.

Kingwood’s 329 employees have been given 60 days’ notice of the closure under the Worker Adjustment and Retraining Notification (WARN) Act and will receive their regular rate of pay in lieu of work, if work is not available, through the earlier of Feb. 3, 2009 or the date they accept other employment.

“We’re going to do whatever we can to look after our people who have served us so well in the face of such adverse conditions,” said Frank Matras, president of Kingwood Mining. “To express our gratitude, we’re voluntarily giving all employees a severance pay package on top of the benefits, bonuses and other payments they’re due.”

Matras said that all employees will be considered for job openings at the 60 other mines and 10 preparation plants within the Alpha family of companies. “In addition, state employment officials will assist our people with finding work and we’ll do our best to identify employment opportunities with other coal producers in the area,” he said.

“A lot of credit goes to the 329 people who worked diligently, day after day, to overcome the mine’s challenging geologic profile,” said Kevin Crutchfield, Alpha’s president. “It’s been an incredibly difficult decision for all involved, and we exhausted all viable options to keep the mine going, but regrettably Kingwood is being forced to close due to conditions outside of its control.”

About Alpha Natural Resources

Alpha Natural Resources is a leading supplier of high-quality Appalachian coal to electric utilities, steel producers and heavy industry. Approximately 89 percent of the company's reserve base is high Btu coal and 82 percent is low sulfur, qualities that are in high demand among electric utilities which use steam coal. Alpha is also the nation's largest supplier and exporter of metallurgical coal, a key ingredient in steel manufacturing. Alpha and its subsidiaries currently operate mining complexes in four states, consisting of 60 mines supplying 10 coal preparation and blending plants. The company and its subsidiaries employ more than 3,600 people.

ANRG

Investor/Media Contact: Ted Pile (276) 623-2920

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Forward Looking Statements

This news release includes forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995. These forward-looking statements are based on Alpha’s expectations and beliefs concerning future events and involve risks and uncertainties that may cause actual results to differ materially from current expectations. These factors are difficult to predict accurately and may be beyond Alpha’s control. The following factors are among those that may cause actual results to differ materially from our forward-looking statements: market demand for coal, electricity and steel; future global economic, capital market or political conditions; weather conditions or catastrophic weather-related damage; our production capabilities; the consummation of financing, acquisition or disposition transactions and the effect thereof on our business; our ability to successfully integrate acquired or developed operations with our existing operations and implement our business plans for these new operations, as well as our ability to successfully integrate operations we may acquire in the future and implement our restated business plans; our plans and objectives for future operations and expansion or consolidation; our relationships with, and other conditions affecting, our customers; timing of changes in customer coal inventories; changes in, renewal of and acquiring new long-term coal supply arrangements; inherent risks of coal mining beyond our control; environmental laws, including those directly affecting our coal mining and production, and those affecting our customers' coal usage; competition in coal markets; railroad, barge, truck and other transportation availability, performance and costs; the geological characteristics of Central and Northern Appalachian coal reserves; availability of mining and processing equipment and parts; our assumptions concerning economically recoverable coal reserve estimates; our ability to obtain or maintain any necessary permits or rights; availability of skilled employees and other employee workforce factors; regulatory and court decisions; future legislation and changes in regulations, governmental policies or taxes; unfavorable government interventions in, or nationalization of, foreign investments; changes in postretirement benefit obligations; our liquidity, results of operations and financial condition; decline in coal prices; derivative contracts not accounted for as a hedge that are marked to market; indemnification of certain obligations not being met; continued funding of the road construction business and related costs; disruption in coal supplies; restrictive covenants in our credit facility indenture governing our convertible notes; sales of additional shares of our common stock; future conversions of any of the convertible notes; provisions in our certificate of incorporation and bylaws and the indenture for our convertible notes that may discourage a takeover attempt even if doing so might be beneficial to our stockholders; certain terms of our convertible notes may adversely impact our liquidity; and the expected increase in our reported interest expense due to an accounting change for cash settled convertible debt instruments like our convertible notes. These and other risks and uncertainties are discussed in greater detail in Alpha’s Annual Report on Form 10-K and other documents filed with the Securities and Exchange Commission. Forward-looking statements in this news release or elsewhere speak only as of the date made. New uncertainties and risks come up from time to time, and it is impossible for Alpha to predict these events or how they may affect the company. Alpha has no duty to, and does not intend to, update or revise the forward-looking statements in this news release after the date it is issued.  In light of these risks and uncertainties, investors should keep in mind that the results, events or developments disclosed in any forward-looking statement made in this news release may not occur.

EBITDA Reconciliation

The following table reconciles EBITDA to net income, the most directly comparable GAAP measure, for the guidance provided in this news release.
	July 29 Estimate		New Estimate
	2008		2008
	Low-Range	Hi-Range	Low-Range	Hi-Range
	(In thousands)		(In thousands)

Net Income	$230,000	$270,000	$175,000	$185,000
Interest Expense	42,000	42,000	42,000	42,000
Interest Income	(9,000)	(10,000)	(8,500)	(8,500)
Income tax expense	47,000	58,000	26,500	29,000
Depreciation, depletion and amortization	180,000	180,000	175,000	177,500
EBITDA	$490,000	$540,000	$410,000	$425,000

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